Exhibit (e) (9)
CHANGE IN CONTROL BONUS ESCROW AGREEMENT
      THIS CHANGE IN CONTROL BONUS ESCROW AGREEMENT (this “Agreement”) is made and effective as of February 14, 2005, by and among MLB Advanced Media, L.P., a Delaware limited partnership (“MLBAM”), U.S. Bank, N.A., as escrow agent (“Escrow Agent”), and each of the parties listed in Schedule I attached hereto (the “Beneficiaries”).
      WHEREAS, MLBAM and Tickets.com, Inc., a Delaware corporation (“Tickets.com”), have contemporaneously herewith entered into an Agreement and Plan of Merger, dated as of February 14, 2005 (as the same may be modified from time to time, the “Merger Agreement”), pursuant to which MLBAM Acquisition Corp., the wholly-owned subsidiary of MLBAM, will merge with and into Tickets.com, with MLBAM owning all of the outstanding equity securities of the surviving entity; and
      WHEREAS, pursuant to Section 5.01 of the Merger Agreement, MLBAM has agreed to deposit an aggregate of $3,475,334.01 (the “Deposit”) with the Escrow Agent at the time specified therein, which Deposit shall be available, in accordance with the terms and conditions of this Agreement, for distribution to the Beneficiaries at any time commencing on the sixth (6th) business day following a Qualifying Acquisition, as that term is defined in those certain Restated Change of Control Bonus Agreements, dated February 9, 2005, entered into between Tickets.com and each of the Beneficiaries (collectively, the “Bonus Agreements”).
      NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I.
APPOINTMENT; ESTABLISHMENT OF THE ESCROW ACCOUNT
      1.1. Appointment. The parties hereto each hereby appoint Escrow Agent to act as agent and custodian for the Deposit for their respective benefit pursuant to the terms of this Agreement, and Escrow Agent hereby accepts such appointment and agrees to retain, manage, and dispose of the Deposit in accordance with all of the terms, conditions and provisions of this Agreement.
      1.2. Establishment of Escrow Account. Pursuant to Section 5.01 of the Merger Agreement, upon the commencement of the Offer (as such term is defined in the Merger Agreement), MLBAM (or its affiliates) shall deliver to, and directly deposit with, Escrow Agent the Deposit (which amount may also be referred to herein as the “Escrow Amount”). Upon delivery of the Escrow Amount to Escrow Agent, Escrow Agent shall acknowledge receipt of such Escrow Amount by delivery of written notice to MLBAM and each of the Beneficiaries.
ARTICLE II.
INVESTMENT; INCOME ALLOCATION, TAX DISTRIBUTION
      2.1. Investment. Escrow Agent shall invest and reinvest the Escrow Amount in U.S. Treasury Securities, money market accounts or bank certificates of deposit, as MLBAM may from time to time direct in writing. If no written instructions are provided to Escrow Agent, Escrow Agent shall invest the Escrow Amount, and any undistributed income or interest earned or accrued with respect thereto, in First American Treasury Obligations Fund Class A (FATXX). Escrow Agent shall receive and collect all income earned in respect of such investments. All dividends, interest, gains and other distributions received by Escrow Agent as a result of such investments of the Escrow Amounts (the “Escrow Income”) shall be held by Escrow Agent in the escrow account and, upon final distribution of the total amount of the Deposit (exclusive of any Escrow Income thereon) to the Beneficiaries as set forth in Article III below, all such Escrow Income shall be distributed to MLBAM. If necessary to satisfy any distributions under this Agreement, Escrow Agent may sell or liquidate, in its sole discretion, any one or more investments before the maturity of such investment, and Escrow Agent shall not be liable to any of MLBAM or the Beneficiaries for any losses or penalties resulting from or relating to any such sale or liquidation. In no instance shall Escrow Agent have any obligation to provide investment advice of any kind. Escrow Agent shall not be liable or responsible for any loss resulting from any investment or reinvestment made pursuant to this Section 2.1, other than as a result of the gross negligence or willful misconduct of Escrow Agent.
      2.2. Allocation of Income. MLBAM shall provide to Escrow Agent an appropriate Internal Revenue Service Form W-9 and the parties hereto agree that, for tax reporting purposes, all Escrow Income in any tax year shall be allocated to MLBAM. Escrow Agent shall be responsible only for information reporting and, to the extent applicable, withholding or backup withholding in accordance with the rules of any appropriate taxing authority with respect to any Escrow Income earned in accordance with Section 2.1 hereof.
ARTICLE III.
DISTRIBUTIONS OF THE ESCROW AMOUNT
      3.1. At any time commencing on the sixth (6th) business day following the occurrence of a Qualifying Acquisition (as that term in defined in Article II of the Bonus Agreements), if amounts then due and owing to any Beneficiary pursuant to such Beneficiary’s Bonus Agreement has not been paid in full, such Beneficiary may submit a completed and executed Notice of Payment Due, the form of which is attached hereto as Exhibit A (the “Notice of Payment Due”), along with a completed and executed General Release, the form of which is attached hereto as Exhibit B (the “General Release”), to Escrow Agent, along with copies of each to MLBAM, in accordance with the notice provisions set forth in Article VIII below.
      3.2. As soon as practicable following Escrow Agent’s receipt of a completed and executed Notice of Payment Due and completed and executed General Release of even date therewith, Escrow Agent shall release out of the Escrow Amount to the Beneficiary submitting such Notice of Payment Due and General Release the amount indicated in such Notice of Payment Due; provided, however, that in no event shall (i) such amount exceed the amount indicated opposite the name of the Beneficiary submitting such Notice of Payment Due in the column titled “Change of Control Bonus Amount” on Schedule I hereto; or (ii) Escrow Agent release any amounts to any Beneficiary unless the applicable Notice of Payment Due is also accompanied by a completed and executed General Release of even date therewith.
      3.3. All payments out of the escrow account to any Beneficiary shall be distributed by federal funds wire transfer to the account set forth on such Beneficiary’s Notice of Payment Due.
      3.4. In no event shall Escrow Agent distribute amounts to any Beneficiary, whether through one or more Notices of Payment Due, that aggregate in excess of the amount indicated opposite the name of such Beneficiary in the column titled “Change of Control Bonus Amount” on Schedule I hereto.
      3.5. In no event shall one Beneficiary submit or be entitled to submit a Notice of Payment Due on behalf of any other Beneficiary.
      3.6. Escrow Agent shall promptly deliver any and all General Releases received by Escrow Agent pursuant hereto to MLBAM.
ARTICLE IV.
TERMINATION OF ESCROW
      The escrow provided for under this Agreement shall terminate upon the earlier to occur of (i) the date of distribution of all Escrow Amounts in accordance with the provisions hereof, (ii) upon receipt by Escrow Agent of a completed and executed Notice of Termination of Escrow, the form of which is attached hereto as Exhibit C (“Notice of Termination of Escrow”); provided, however, that no such Notice of Termination of Escrow may be submitted until the date that is thirty (30) days following consummation of the Merger (as such term is defined in the Merger Agreement); or (iii) June 30, 2005. Upon termination of the escrow provided for under this Agreement, all amounts then remaining in such escrow, including all Escrow Income thereon, shall be distributed to MLBAM.
ARTICLE V.
Escrow Agent
      5.1. Escrow Agent shall have no duties or obligations hereunder except those specifically set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement. In connection with its duties hereunder, Escrow Agent shall be conclusively protected in acting or refraining from acting upon any written notice, request, consent, certificate, order, affidavit, letter, telegram or other document furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or sent by the proper party or parties. Escrow Agent shall not be liable for anything it may do or refrain from doing in connection with its duties hereunder including, without limitation, any mistake of fact or error of judgment or any acts or omissions of any kind, except as a result of its own gross negligence or willful misconduct. Escrow Agent may consult with counsel and shall be protected in respect of any action taken or omitted to be taken by it in good faith on the advice of such counsel. To the extent Escrow Agent has any reporting and withholding obligations for payments or disbursements made to any of the Beneficiaries under this Agreement, Escrow Agent shall issue any required Form 1099 (or similar form) in the name of the Beneficiaries.
      5.2. As compensation for Escrow Agent’s services hereunder, MLBAM shall pay all of the fees set forth on Schedule II hereto. Subject to the preceding sentence, MLBAM, on the one hand, and the Beneficiaries (acting, for these purposes, jointly as one party), on the other hand, shall each pay one-half (1/2) of Escrow Agent’s Agent Losses (as hereinafter defined) as provided in Section 5.3.
      5.3. The parties hereby agree, severally and not jointly, to indemnify and hold harmless Escrow Agent from and against any and all liabilities, losses, damages, judgments, claims, costs and expenses (excluding, for the avoidance of doubt, the fees set forth on Schedule II) (“Agent Losses”) relating to its duties as Escrow Agent under this Agreement (including, without limitation, the reasonable fees and disbursements of one counsel to Escrow Agent, which may be imposed on, incurred by or assessed against Escrow Agent at any time in connection with the performance of its duties as Escrow Agent hereunder, except for Agent Losses resulting from the gross negligence or willful misconduct of Escrow Agent. The indemnification obligation in this Section 5.3 shall survive any termination of this Agreement or of Escrow Agent’s services hereunder.
ARTICLE VI.
Disbursement Into Court
      If at any time Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Amount or Escrow Agent’s proper actions with respect to its obligations hereunder, or if the parties have not within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Article VII hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, petition (by means of an interpleader action or any other appropriate method) any state or federal court of competent jurisdiction in the State of Wisconsin, County of Milwaukee, for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court for holding and disposition in accordance with the instructions of such court, all funds and other property held by it in the escrow account, after deduction and payment to Escrow Agent of all reasonable fees and expenses (including court costs and reasonable attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.
      Escrow Agent shall have no liability to the parties, their respective shareholders or partners, or any other person, with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise or be alleged to have arisen as a result of any delay in the disbursement of funds held in the escrow account or delay in or with respect to any other action required or requested of Escrow Agent.
ARTICLE VII.
Resignation and Removal of Escrow Agent
      Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the parties, or may be removed, with or without cause, by the parties, acting jointly, at any time by the giving of thirty (30) days’ prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of and acceptance of such appointment by a successor Escrow Agent as provided herein below. Upon any such notice of resignation or removal, the parties jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $500 million, or such other person acceptable to the parties. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent and, except as set forth below, the retiring Escrow Agent shall be discharged from any further duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. The retiring Escrow Agent shall transmit all records pertaining to the escrow account and shall pay all funds held by it in each escrow account to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable.
ARTICLE VIII.
Notices
      All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by telecopier or facsimile transmission; or sent to the applicable parties at their respective addresses indicated hereunder by private overnight mail courier service, as follows:

(a)	If to MLBAM, to:

MLB Advanced Media, L.P.
75 Ninth Avenue
New York, New York 10011
Attention: General Counsel
Facsimile: (212) 485-8111

(with a copy to)

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Jay O. Rothman
Facsimile: (414) 297-4900

(b)	If to Escrow Agent, to:

U.S. Bank, N.A.
1555 North RiverCenter Drive
Suite 301
Milwaukee, Wisconsin 53212
Attention: Steven F. Posto

Facsimile: (414) 905-5049

(c)	If to the Beneficiaries, to:

To the Addresses set forth on Schedule I.
or to such other person or address as any party shall have specified by notice in writing to the other parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, such communication shall be deemed delivered the day of the transmission, or if the transmission is not made on a business day, the first business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, such communication shall be deemed delivered upon receipt.
ARTICLE IX.
Miscellaneous
      9.1. Assignment. Except to the extent otherwise expressly set forth in this Agreement, none of the parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other party or parties, and any attempted assignment without such consent shall be void and without legal effect; provided, however, MLBAM may collaterally assign this Agreement to any sources of financing solely to secure MLBAM’s obligations under any credit arrangements entered into in connection with the Merger Agreement (and any refinancing or substitutions thereof) or to any of its affiliates; and provided, further, any party may assign its right to receive a payment entitled to be received by it pursuant to this Agreement.
      9.2. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, personal representatives, permitted successors and permitted assigns.
      9.3. Amendment and Modification. MLBAM and the Beneficiaries may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.
      9.4. Waiver. No waiver by any party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein and in any documents delivered or to be delivered pursuant hereto and in connection herewith. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
      9.5. Severability. If any court of competent jurisdiction determines that the provisions of this Agreement are illegal or excessively broad, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal or overly broad provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.
      9.6. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of the parties confirms that both it and its counsel have reviewed, negotiated and adopted, or had the opportunity to review, negotiate and adopt, this Agreement as the joint agreement and understanding of the parties. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
      9.7. Law Governing Agreement; Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Any court of competent jurisdiction sitting within the City of Milwaukee, Wisconsin will be the exclusive jurisdiction and venue for any dispute arising out of or relating to this Agreement.
      9.8. Equitable Relief. Each party hereto agrees (a) that any breach of its respective rights, duties and/or obligations contemplated herein will result in irreparable injury to the other parties for which a remedy at law would be inadequate, and (b) that, in addition to any relief at law that may be available to any party for such breach and regardless of any other provision contained in this Agreement, such party shall be entitled to injunctive and other equitable relief as a court may grant. This Section 9.8 shall not be construed to limit any party’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.
      9.9. Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement. Nothing contained in this Agreement shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Agreement.
      9.10. Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements among the parties with respect to its subject matter and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto and thereto) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. There have not been and are no agreements, representations or warranties among the parties other than those set forth or provided for in this Agreement.
      9.11. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
      9.12. Counterparts. This Agreement may be executed by facsimile signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of this Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date and year first above written.

MLB Advanced Media, L.P.,
a Delaware limited partnership

By: MLB Advanced Media, Inc.,
a Delaware corporation, its General Partner

By:	/s/ Michael J. Mellis

Name: Michael J. Mellis

Title: Senior Vice President & General Counsel

U.S. Bank, N.A.

By:	/s/ Steven F. Posto

Name: Steven F. Posto

Title: Assistant Vice President

Beneficiaries

/s/ Ron Bension _______________________________________ Ron Bension

/s/ Robert Murphy _______________________________________ Robert Murphy

/s/ Carl Thomas _______________________________________ Carl Thomas

/s/ Christian Henry _______________________________________ Christian Henry

/s/ Joseph Manna _______________________________________ Joseph Manna

/s/ Simon Crane _______________________________________ Simon Crane

/s/ Elizabeth Webb _______________________________________ Elizabeth Webb

SCHEDULE I
Beneficiaries

	Change of Control Bonus
Executive	Amount ($$)	Address for Notice

Ron Bension	$1,662,839.23
Robert Murphy	$399,081.42
Carl Thomas	$399,081.42
Christian Henry	$399,081.42
Joseph Manna	$399,081.42
Simon Crane	$83,141.96
Elizabeth Webb	$133,027.14
Total	$3,475,334.01

SCHEDULE II
Schedule of Escrow Agent’s Customary Fees
      1. Acceptance Fee. The flat fee payable upon execution of this Escrow Agreement shall be $1,000.
      2. Administration Fee. The annual administration fee with the first year paid up front is $1,000.
      3. Special or Extraordinary Services. Reimbursement of agent fees incurred by Escrow Agent, including but not limited to attorneys’ fees and expenses incurred with outside counsel if required.
      4. Miscellaneous. Out-of-pocket expenses, i.e., postage, stationery, travel expenses, etc.

EXHIBIT A
Form of Notice of Payment Due
[Date]
U.S. Bank, N.A.
1555 North RiverCenter Drive
Suite 301
Milwaukee, Wisconsin 53212
Attention: Steven F. Posto
Facsimile: (414) 905-5049
[Beneficiary Name]
[Beneficiary Street Address]
[Beneficiary City State ZIP]
      Re: Change of Control Bonus Escrow Agreement Dated February 14, 2005 (the “Escrow Agreement”); Escrow Account No. [          ].
Sir,
      Pursuant to the above-identified Escrow Agreement, the undersigned hereby submits this Notice of Payment Due (this “Notice”) by Tickets.com, Inc. (“Tickets.com”), with respect to its obligation to make payment under that certain Restated Change of Control Bonus Agreement, dated February 9, 2005 (the “Bonus Agreement”). In that regard, the undersigned, certifies as follows (except as otherwise noted, all capitalized terms used herein shall have the meanings ascribed to them in Escrow Agreement):

1. A Qualifying Acquisition with MLBAM occurred on , 2005, which is more than five (5) business days prior to the date hereof;

2. Pursuant to the Bonus Agreement, Tickets.com is obligated to make a payment to the undersigned of $ ;

3. As of the date of this Notice, Tickets.com has made payments pursuant to the Bonus Agreement to the undersigned in the aggregate amount of $ ; and

4. This Notice constitutes the undersigned’s demand for payment of the remaining obligation of $ (the “Remainder”), which is due and owing to the undersigned pursuant to the terms of the Bonus Agreement.

[Name]
Wire transfer instructions for Beneficiary’s account:

EXHIBIT B
Form of General Release
      WHEREAS, the undersigned,                      (the “Executive”), is a party to that certain Restated Change in Control Bonus Agreement, dated as of February 14, 2005 (the “Bonus Agreement”), by and between the undersigned and Tickets.com, Inc., a Delaware corporation (the “Company”); and
      WHEREAS, pursuant to the terms of the Bonus Agreement, the undersigned, as a condition to the undersigned’s receipt of the bonus provided for therein, must grant this general release of claims to the Company and the Company Parties (as such term is defined herein).
      NOW, THEREFORE, in consideration of the Executive’s receipt of cash consideration in the form of the bonus pursuant to the terms of the Bonus Agreement, the Executive hereby agrees as follows:

1. The Executive hereby acknowledges and agrees that upon receipt of the sum of $ , less applicable deductions and withholdings, either from the Company or from the escrow account established pursuant to that certain Change in Control Bonus Escrow Agreement, dated as of February 14, 2005, by and among MLB Advanced Media, L.P. (“Parent”), U.S. Bank, N.A. as escrow agent and the individuals party thereto (the “Bonus Escrow Agreement”), in either case, (a) such payment shall be in full satisfaction of all obligations to the Executive pursuant to the Bonus Agreement, and (b) the Bonus Agreement shall be terminated and rendered null and void and of no further force or effect.

2. The Executive, for [himself] and [his] spouse, heirs, assigns, executors, administrators, personal representatives, successors, attorneys, and agents, if any, fully, finally and forever releases and discharges Parent, MLBAM Acquisition Corp. (“Purchaser”), the Company, all subsidiary and/or affiliated companies, as well as its and their successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees, of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger, dated February 14, 2005, by and among Parent, Purchaser and the Company); provided, however, that there is specifically excluded from such release and discharge:

i. Claims for indemnification pursuant to the Company’s Certificate of Incorporation and/or Bylaws for acts or omissions in the Executive’s capacity as an officer and/or director, or former officer and/or director, of the Company; and

ii. Claims related to obligations of the Company under or pursuant to those agreements, arrangements, contracts, plans or commitments (other than the Bonus Agreement) set forth on Schedule 1 of that certain Estoppel Certificate, dated February 14, 2005, given by the Executive to each of Parent, Purchaser and the Company.

3. With respect to the matters released herein, the Executive expressly waives any and all rights under Section 1542 of the California Civil Code, and any like provision or principal of common law in any foreign jurisdiction. Section 1542 provides as follows:

SECTION 1542. [CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE] A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
      Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all matters released herein, the Executive expressly acknowledges that this General Release is intended to include, without limitation, claims and causes of action which [he/she] does not know or suspect to exist in [his/her] favor at the time of execution hereof, and that this General Release contemplates extinguishment of all such claims and causes of action.

4. Should any provision of this General Release and/or any attachments hereto become legally unenforceable, no other provision of this General Release and/or any attachments hereto shall be affected, and this General Release and any attachments shall be construed as if they had never included the unenforceable provision.

5. Each of the parties acknowledge that this General Release was jointly negotiated and reviewed and approved by them and that they had the opportunity to consult with an attorney. The General Release shall not be construed by any court of law or equity against any party solely by virtue of any party having drafted this General Release.

6. No Modifications Unless In Writing. The parties to this General Release agree that any modification of this General Release must be in writing signed by the Executive and the Company, and must refer specifically to this General Release and the provisions modified. No other modifications will be valid.

7. The provisions of this General Release are contractual and not a mere recital and this General Release is entered into by the Executive with full and complete knowledge and understanding of its contents and its implications.

      IN WITNESS WHEREOF, this General Release has been given as of                     -     , 2005

By:

Name:

Title:

EXHIBIT C
Form of Notice of Termination of Escrow
[Date]
U.S. Bank, N.A.
1555 North RiverCenter Drive
Suite 301
Milwaukee, Wisconsin 53212
Attention: Steven F. Posto
Facsimile: (414) 905-5049

Re:	Change of Control Bonus Escrow Agreement Dated February 14, 2005 (the “Escrow Agreement”); Escrow Account No. [ ].
Sir,
      Pursuant to the above-identified Escrow Agreement, the undersigned hereby submits this Notice of Termination of Escrow (this “Notice”) by and on behalf of MLBAM. In that regard, the undersigned, certifies as follows (except as otherwise noted, all capitalized terms used herein shall have the meanings ascribed to them in Escrow Agreement):

1. The Merger (as such term is defined in the Merger Agreement) occurred on , 2005, which is more than thirty (30) days prior to the date hereof;
      Pursuant to the terms of the Escrow Agreement, please release all amounts currently remaining in escrow, including all Escrow Income thereon, to MLBAM upon receipt of this Notice.

MLB ADVANCED MEDIA, L.P.

By:

Robert A. Bowman
President and Chief Executive Officer